EXHIBIT 12.1

First BanCorp

Computation of Ratio of Earnings to Fixed Charges

Quarter Ended March 31, 2012

Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(11,049)
Plus:
Fixed Charges (excluding capitalized interest)	51,002

Total Earnings	$39,953

Fixed Charges:
Interest expensed and capitalized	$50,189
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	810

Total Fixed Charges	$51,002

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(11,049)
Plus:
Fixed Charges (excluding capitalized interest)	14,267

Total Earnings	$3,218

Fixed Charges:
Interest expensed and capitalized	$13,454
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	810

Total Fixed Charges	$14,267

Ratio of Earnings to Fixed Charges	(A)

(A)	For March 31, 2012, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $11.0 million to achieve a ratio of 1:1 for the quarter ended March 31, 2012.